Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introductory Note

Description of the transaction

On August 5, 2016, Sunshine Heart, Inc. (the “Company”) completed the acquisition of certain assets of Gambro UF Solutions, Inc., (the “Seller”), an indirect subsidiary of Baxter International, Inc., exclusively related to the production and sale of Seller’s Aquadex™ FlexFlow product (the “Aquadex Business”) for consideration consisting of $4.0 million paid in cash and 1 million shares of the Company’s common stock.  Upon closing of the transaction, the Company entered into a patent license agreement, a registration rights agreement, a transition services agreement, and a commercial manufacturing and supply agreement, pursuant to which the Company will purchase certain products and inventory related to the Aquadex Business from Seller for up to 18 months from the closing. In addition, the Company agreed to pay the Seller 40% of any amount in excess of $4.0 million that it receives in connection with the sale or disposal of any of the Aquadex Business assets within three years of the closing.

The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2016 has been presented as if the acquisition of the Aquadex Business had occurred on June 30, 2016. The accompanying unaudited pro forma condensed combined statements of operations for the year ending December 31, 2015 and the six month period ending June 30, 2016 are presented as if the acquisition of the Aquadex Business had occurred on January 1, 2015. These unaudited pro forma condensed combined statements are not intended to represent or be indicative of the financial position or results of operations of the combined entity that would have been reported if the acquisitions had been consummated on January 1, 2015 or June 30, 2016. In addition, these unaudited pro forma condensed combined statements do not purport to project the financial position or results of operations of the consolidated company as of and for the fiscal year ending December 31, 2016 or for any future periods.

These unaudited pro forma condensed combined statements were prepared using, and/or should be read in connection with (1) the Company’s Current Report on Form 8-K filed with the U.S Securities and Exchange Commission on August 8, 2016, (2) the Company’s historical combined financial statements and notes thereto filed with the U.S Securities and Exchange Commission and (3) the Special Purpose Combined Statements of Assets Acquired for the Aquadex Business as of June 30, 2016 (unaudited), and December 31, 2015 and Special Purpose Combined Statements of Revenues and Direct Expenses for the six month periods ended June 30, 2016 (unaudited) and 2015 (unaudited) and for the year ended December 31, 2015 as included in Exhibit 99.1 to this Form 8-K/A.

Sunshine Heart, Inc.

Pro Forma Condensed Combined Balance Sheet

As of June 30, 2016

(amounts in thousands) (unaudited)

ASSETS	Sunshine Heart Historical	Aquadex Business Historical	Pro Forma Adjustments		Pro Forma Combined
Current Assets
Cash and cash equivalents	$12,049	$—	$(4,863	)(A)	$7,186
Other current assets	282	—	—		282
Total current assets	12,331	––	(4,863)		7,468
Property, plant and equipment, net	412	263	44	(B)	719
Other assets	254	—	—		254
Intangible assets, net	—	4,231	39	(C)	4,270
Goodwill	—	—	499	(C)	499
TOTAL ASSETS	$12,997	$4,494	$(4,281)		$13,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$3,938	$—	$—		$3,938
Accounts payable and accrued expenses	2,051	—	—		2,051
Accrued compensation	954	—	—		954
Total Current Liabilities	6,943	—	—		6,943
Long term debt, net of discount and financing fees	1,965	—	—		1,965
Other liabilities	400	—	126	(D)	526
Total Liabilities	9,308	—	126		9,434
Commitments and contingencies

Acquired Net Assets	—	4,494	(4,494	)(E)	—
Stockholders’ equity	3,689	—	87	(F)	3,776
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,997	$4,494	$(4,281)		$13,210

The accompanying notes are an integral part of these pro-forma condensed combined financial statements.

The Pro-Forma Condensed Combined Balance Sheet include the following adjustments in order to present the balance sheet as if the transaction occurred on June 30, 2016:

(A)

Cash and cash equivalents - to record the cash purchase price of $4.0 million paid upon closing of the acquisition and acquisition-related transaction costs of $0.9 million (including accounting, audit, legal and valuation fees) incurred in connection with the acquisition which were expensed as incurred.

(B)	Property, Plant and equipment, net - acquired property and equipment was increased $44,000 to adjust the book value of the assets to their estimated fair value.
(C)	Intangible assets and Goodwill - represents adjustments to reflect the estimated fair value of developed technology, customer relationships, trademarks and trade name, and residual goodwill.
(D)	Other liabilities - to reflect the fair value of contingent consideration given to the Seller in connection with the transaction.
(E)	Acquired net assets - to eliminate acquiree’s net assets balances.
(F)	Stockholders’ Equity - reflects $0.95 million of equity consideration paid for the acquisition, and $0.9 million of transaction related costs, which were expensed when incurred.

Sunshine Heart, Inc.

Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2015

(amounts in thousands, except per share data) (unaudited)

	Sunshine Heart Historical	Aquadex Business Historical	Pro Forma Adjustments		Pro Forma Combined
Net Sales	$59	$4,166	$—		$4,225
Costs and Expenses
Cost of goods sold	—	3,772	(771	)(G)	3,001
Selling, general and administrative	8,345	1,392	—		9,737
Research and development	17,672	6	—		17,678
Impairment loss	—	12,962	—	(H)	12,962
Total costs and expenses	26,017	18,132	(771)		43,378
Loss from operations	(25,958)	(13,966)	(771)		(39,153)
Interest expense	743	—	—		743
Other expense, net	6	—	—		6
Loss before income taxes	(26,707)	(13,966)	771		(39,902)
Income tax benefit, net	124	—	—		124
Net loss	$(26,583)	$(13,966)	$771		$(39,779)
Basic and diluted loss per share	$(1.47)	$—	$—		$(2.08)

Weighted average shares outstanding- basic and diluted	18,119	—	1,000	(I)	19,116

The accompanying notes are an integral part of these pro-forma condensed combined financial statements.

The Pro-Forma Condensed Combined Statements of Operations include the following adjustments in order to present the results of operations as if the transaction had occurred on January 1, 2015:

(G)     Costs of goods sold - to reverse amortization of intangibles and depreciation of manufacturing equipment recorded by Seller. Reflects pro forma amortization expense on the portion of the purchase price allocated to intangible assets which are being amortized over 7 years and pro forma depreciation expense on manufacturing equipment which is being amortized over 5 years.

(H)    Impairment loss - In 2015, Seller recognized an impairment charge related to carrying value of the Business’ intangible assets which had been previously acquired by Seller. No pro forma adjustment has been recorded as it is not directly attributable to the transaction.

(I)         To reflect the impact of 1 million shares issued to Seller as part of the consideration for the acquisition.

Sunshine Heart, Inc.

Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2016

(amounts in thousands, except per share data) (unaudited)

	Sunshine Heart Historical	Aquadex Business Historical	Pro Forma Adjustments		Pro Forma Combined

Net Sales	$—	$1,623	$—		$1,623
Costs and Expenses
Cost of goods sold	—	1,805	(323	)(G)	1,482
Selling, general and administrative	2,761	95	—		2,856
Research and development	5,776	4	—		5,780
Total costs and expenses	8,537	1,904	(323)		10,118
Loss from operations	(8,537)	(281)	323		(8,495)
Interest expense	436	—	—		436
Other expense, net	—	—	—		—
Loss before income taxes	(8,973)	(281)	323		(8,931)
Income tax expense	1	—	—		1
Net loss	$(8,974)	$(281)	$323		$(8,932)

Basic and diluted loss per share	$(0.49)	$—	$—		$(0.46)
Weighted average shares outstanding- basic and diluted	18,378		1,000	(H)	19,373

The accompanying notes are an integral part of these pro-forma condensed combined financial statements.

The Pro-Forma Condensed Combined Statements of Operations include certain adjustments in order to present the results of operations as if the transaction had occurred on January 1, 2015.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

(AMOUNTS IN THOUSANDS)

Note 1 - Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are a) directly attributable to the business combination, b) factually supportable, and c) expected to have a continuing impact on the combined results following the business combination.

The acquisition was accounted for under FASB Accounting Standards Codification Topic 805 (ASC 805), Business Combinations. The fair values of assets acquired are based on preliminary estimates of fair values as of the acquisition date. Management believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available. There can be no assurance that the final determination will not result in material changes from these preliminary amounts.

In management’s opinion, all adjustments necessary to reflect the significant effects of these transactions have been made. These statements are based on assumptions and estimates considered appropriate by our management; however, they are unaudited and are not necessarily, and should not be assumed to be, an indication of our financial position or results of operations that would have been achieved had the acquisitions been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined statements of operations do not include the effects of any non-recurring costs or one-time transaction-related costs.

Note 2 — Preliminary purchase price allocation

The unaudited pro forma condensed combined financial information reflects a total purchase consideration of approximately $5.1 million, consisting of $4.0 million in cash, 1 million shares valued at $0.95 million and contingent consideration valued at $0.1 million. The equity consideration was calculated based upon the closing price of the Company’s stock of $0.95 per share on August 5, 2016. The contingent consideration was calculated at the estimated fair value of the Company’s obligation to pay the Seller 40% of any proceeds in excess of $4.0 million related to the sale or disposal of the Aquadex Business assets within three years of the close of the transaction, as described in the Introductory Note. In management’s estimation, changes in fair value of this contingent consideration will not have a material impact on the Company’s financial position or results of operations.

The Company has performed a preliminary assessment of the fair market value of the assets acquired. The Company recognized tangible and intangible assets acquired based upon their respective estimated fair values as of the acquisition date. As part of the preliminary valuation analysis, the Company identified intangible assets, including technology, customer relationships and trademarks and trade names. The fair value of identifiable intangible assets was determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. The following table summarizes the preliminary allocation of the purchase price as of the acquisition date (in thousands):

Capital lease asset	$307
Intangible assets	4,270
Total identifiable net assets	4,577
Goodwill	499
Total fair value of assets acquired	$5,076

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names, technology and customer relationships as well as goodwill and (3) other changes to assets and liabilities.

The calculated value of the identifiable intangible assets are amortized using the straight-line method over an estimated useful life of seven years.

The Company also entered into a Manufacturing and Supply Agreement (“MSA”) in conjunction with the asset purchase agreement that will expire within a period not to exceed 18 months from the close of the transaction. Upon termination of the MSA, the property plant and equipment of the Aquadex Business will transfer to the Company at no additional cost. Also upon termination of the MSA, the Company has an obligation to purchase the remaining Aquadex Business inventory.